Exhibit 10.29

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 15th day of January, 2007 (the “Effective Date”), by and among Louis H. Weiss (the “Executive”), VS Parent, Inc., a Delaware corporation (“Parent”), Vitamin Shoppe Industries Inc., a New York corporation (“VSI”), and VS Direct, Inc., a Delaware corporation (the “Company”), and VS Holdings, Inc., a Delaware corporation (“Holdings”).

W I T N E S S E T H:

WHEREAS, Executive is commencing his employment with Company and the parties desire to set forth the terms and provisions of such employment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. The Executive shall serve as Vice President – Direct of each of Parent, Holdings, VSI and the Company and, in such capacity, shall be responsible for the general management of the internet and catalog businesses of Parent, Holdings, VSI and the Company, shall perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the President and Chief Merchandising Officer, the Chief Executive Officer and the Board of Directors of Parent, Holdings, VSI and the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, Holdings’, VSI’s and the Company’s business.

2. Compensation; Salary, Bonus and Other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $300,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually, with the first performance and financial review to occur by March 31, 2008. Executive shall receive an increase in his Base Salary on or before April 1, 2008 to $350,000 per annum. The Executive’s Base Salary may not be decreased without his written consent.

(B) Annual Cash Bonus. For purposes hereof, the term “Annual Cash Bonus” shall mean a bonus that shall be achieved by the satisfaction of operating objectives specified by the Company’s Board of Directors and the Chief Executive Officer of the Company (to the extent the same shall be delegated by the Board) from time to time in their sole discretion and the term “Performance-Based Plan” shall mean the then-current Company plan(s) under which any Annual Cash Bonus has been established and is determined, as the same may be changed from time to time. The Annual Cash Bonus may consist of multiple components, including components based upon the performance (1) of the Company as a whole, (2) of the Executive and employees under the direction of the Executive, and/or (3) of a subset of the Company which may include the Executive (and employees under the direction of the Executive) and employees who are not under the direction of the Executive but which components are not Company-wide objectives. Currently, the maximum amount payable under the Performance-Based Plan for Executive does not exceed twenty-five percent (25%) of the Executive’s Base Salary, and consists solely of objectives determined on an individual basis and on a company-wide basis, any of which may change from time to time. Executive acknowledges that Company reserves the right to change the structure of the Annual Cash Bonus from time to time, provided that any change will not affect Executive’s ability to receive an Annual Cash Bonus of up to 25% of Executive’s base salary. Executive shall be paid his Annual Cash Bonus on or after March 16th of the calendar year following the year to which such bonus relates, but before the end of such calendar year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and, if any, shall be paid by Company to Executive not more than thirty (30) days after the determination thereof, but in all events on or after March 16th of the calendar year following the calendar year of termination, but before the end of such calendar year. Notwithstanding the foregoing, in addition to participation in the standard Performance-Based Plan in FY2007, (i) Executive shall be entitled to a cash bonus in the amount of not less than $50,000 (the “2007 Guaranteed Bonus”), which shall be paid in four (4) equal quarterly payments at the end of each quarter, (ii) Executive shall receive a bonus equal to five percent (5%) of VSI’s incremental all-in EBITDA above that which is budgeted for its Direct business for FY2007, which amount shall be reduced by the amount of the 2007 Guaranteed Bonus (such amount being herein called the “2007 Individualized Bonus”) and shall be paid on or after March 16th of the calendar year following the year to which such bonus relates, but before the end of such calendar year; provided, however, that the sum of (1) the 2007 Individualized Bonus, or any successor thereto as provided in the following sentence, plus (2) the amount paid to Executive under any Performance-Based Plan, shall in no event exceed the sum of $300,000 (the “Cap”). At the end of 2007 Company and Executive will discuss if there should be a performance-based (or other) bonus that shall be different than that determined under the Performance-Based Plan for future years, but there is no guaranty that Company will continue offer any bonus to Executive other than that set forth in the same Performance-Based Plan as is applicable to the Company’s other executives.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its management employees generally.

(D) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of his employment in connection with his duties and responsibilities as Vice President – Direct of the Company, provided that the Executive complies with the policies, practices and procedures of the Company regarding expense reimbursement, including submission of expense reports, receipts or similar documentation of such expenses.

(E) Additional Stock Option Grant. Provided that Executive is still in Company’s employ, Executive shall be granted an additional 24,000 options under the VS Parent, Inc. 2006 Stock Option Plan as provided herein. The options will be granted effective January 1, 2008, based upon the strike price set upon the closing of the Company’s books for FY2007. One half (1/2) of the options will be in Tranche A, and 1/6 will be in each of Tranches B, C and D. If Company shall go public or there is a private sale of the Company in 2007, the grant date shall be prior to the initial public offering or private sale, as applicable. The strike price for the Tranche A options shall be the price established for grants at that point in time, subject to any applicable securities law restrictions and the strike prices for Tranches B, C and D have exercise prices of $20.00, $25.00 and $30.00, respectively or, if higher, the fair market value of the underlying stock of the Company on the day of the grant. In no event shall the strike price of any tranche (A, B, C, or D) be less than the fair market value of the underlying stock on the date that the particular option is granted. The terms and provisions of this grant shall be the same as the Company’s customary stock option grants.

(F) Vacation. The Executive shall be entitled to vacation time in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally, but in no event less than four (4) weeks per year.

3. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall terminate on December 31, 2009 (the “Initial Term”), unless earlier terminated as provided in Section 5 of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment hereunder shall automatically renew for up to three (3) successive one (1) year periods (each a “Renewal Term”), unless either the Company or the Executive shall notify the other in writing not later than twelve (12) months prior to the end of the Initial Term or the then current Renewal Term that such party elects for this Agreement and the Executive’s employment hereunder to terminate at the end of the Initial Term or such Renewal Term, as applicable; provided, however, that each Renewal Term shall be subject to earlier termination as provided in Section 5 of this Agreement. For purposes of this Agreement “Termination Date” shall mean the last day of the Initial Term or any Renewal Term for which the twelve-month period for such Renewal Term to be canceled by either party has transpired without the same having been canceled, as applicable.

4. Key Man Life Insurance. The Company may apply for and obtain and maintain a Key Man Life Insurance policy in the name of the Executive in such amount as the Company may determine, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, as may be required, such insurance policy.

5. Termination. The Executive’s term of employment under this Agreement may be earlier terminated as follows:

(A) At the Executive’s Option. The Executive may terminate his employment at any time upon at least sixty (60) days’ advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 5(I) hereof. If, after Executive delivers notice as provide in this Section 5(A), Company shall elect to terminate Executive’s employment without cause, Company shall pay to Executive his base salary through the end of Executive’s sixty-day notice period, and continue all benefits as provided in Section 2(C) through the end of such sixty-day period, but shall have no other compensation obligations hereunder.

(B) At the Election of the Company With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the term of this Agreement upon written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination “with cause” under this Section 5(B) only if such termination is for one or more of the following causes: (i) wrongful misappropriation of Company assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company; (iii) the conviction of a felony; (iv) intentionally causing the Company to violate a material local, state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the President and Chief Merchandising Officer, the Chief Executive Officer or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties lawfully assigned to the Executive by the President and Chief Merchandising Officer, the Chief Executive Officer and/or the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within ten (10) days after receipt of written notice from the Company; or (vii) breach by the Executive of this Agreement, in any material respect, not remedied within ten (10) days after receipt of written notice from the Company (including any termination by Executive without notice as required in Section 5(A)). In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vii) above, inclusive, the Executive shall be entitled to no severance or other termination benefits, except as provided in Section 5(I) hereof. Employee acknowledges (i) that the aforesaid definition of “cause” is different from the stated definition of “cause” set forth in the VS Parent 2006 Stock Option Plan (the “Plan”), but that pursuant to the terms and provisions of the Plan, such Plan definition of “cause” is superseded by the terms and provisions of any “Employment Agreement” between Executive and Parent, and (ii) that the aforesaid definition of “cause” shall be applicable to Executive’s options under the Plan from and after the date hereof.

(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause upon five (5) business days’ prior written notice to the Executive of the Company’s election to terminate. Upon a termination under this Section 5(C), the Company shall:

(i) Pay the Executive his Base Salary from the date of the termination of the Executive’s employment through the earlier to occur of (1) the Termination Date, and (2) the date that is twelve (12) months following Executive’s termination. Such payments shall be payable under a fixed payment schedule on a weekly basis following the Executive’s termination in the same manner as the same was paid prior to Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the calendar year in which the Executive’s employment is terminated, and (y) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(iii) Until the earlier to occur of (x) twelve (12) months from the date of termination of Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period and Company shall reimburse Executive for the portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

Notwithstanding the foregoing, if during the period from the date of the termination of the Executive’s employment hereunder through the end of the period for which any severance is payable pursuant to this Section 5(C) (the “Severance Period”), the Executive (i) becomes employed or (ii) performs 390 or more hours of consulting services for a single client in any ninety (90) day period, the Executive shall promptly notify the Company of such employment or consulting engagement, and the severance payable pursuant to paragraph 5(C)(i) hereof shall be reduced by the gross amount of the compensation or consulting fees earned by the Executive during the Severance Period pursuant to such employment or consulting engagement (the “Alternate Compensation”). Executive agrees that in the event his employment with Company is terminated as provided in this Section 5(C), at all times more than thirty (30) days after the date Executive’s employment with Company is terminated, Executive shall endeavor diligently and in good faith to obtain alternate employment that is appropriate for Executive’s training and experience (“Reasonable Alternate Employment”). Company shall have the right to request evidence that Executive has used good faith efforts to obtain Reasonable Alternate Employment and has not been successful in obtaining the same and/or that Executive has not received Alternate Compensation. If Company has provided to Executive any “outplacement” or other employment assistance in order to facilitate him finding alternative employment, Executive hereby irrevocably authorizes any such party to respond directly to Company with information on Executive’s efforts to obtain Reasonable Alternate Employment.

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment immediately upon written notice to the Company if there has been a material adverse change in the Executive’s function, duties or responsibilities from those described in Section 1 hereof without the written consent of the Executive which is not remedied by the Company within 30 days after Executive gives written notice to Parent’s Board of Directors of such change (an “Adverse Change in Status”). Executive shall provide notice to Parent’s Board of Directors as aforesaid not more than ninety (90) days after the occurrence of the events that Executive believes has created the Adverse Change in Status. In the event the Executive exercises his right to terminate his employment under this Section 5(D), the Company shall:

(i) Pay to the Executive his Base Salary from the date of the termination of the Executive’s employment through the earlier to occur of (1) the Termination Date, and (2) the date that is twelve (12) months following the Adverse Change in Status. Such payments shall be payable under a fixed payment schedule on a weekly basis following the Executive’s termination in the same manner as the same was paid prior to Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year of the Company prior to the calendar year in which the Executive’s employment is terminated, and (y) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(iii) Until the earlier to occur of (x) twelve (12) months from the Adverse Change in Status, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Adverse Change in Status Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, Executive shall acquire individual insurance policies providing comparable coverage for the Executive for the Adverse Change in Status Insurance Continuation Period and Company shall reimburse Executive for a portion of the costs that Executive shall pay, such that Executive shall pay a net amount equal to the amount that he would have paid had he remained an employee of the Company; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

(E) Disability of Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Section 5(I) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Company for ninety (90) consecutive days. In the event the parties are unable to agree as to whether the Executive is suffering a disability, the Executive and the Company shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provide in Section 5(I) hereof.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(F), the Executive (or his estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) if the Executive’s employment is terminated after one-half (1/2) or more of a calendar year has transpired, pay to the Executive a portion of the Annual Cash Bonus for such calendar year in an amount, if any, provided for in Section 5(L).

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination.

(I) Continuing Benefits. Termination pursuant to this Section 5 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under this Section 5 is conditioned upon Executive’s (i) execution and delivery to the Company of a general release of legal claims, including, but not limited to, employment-related claims (but not claims as a shareholder) in form satisfactory to the Company, and (ii) continued observance in all material respects of the covenants contained in Sections 6, 7, 8 and 9 of this Agreement.

(K) Revisions to Payment Schedule. Anything herein to the contrary notwithstanding, the parties hereby agree that (i) all payments required to be made under Sections 5(C)(i) and 5(D)(i) hereof that have not been paid on or before March 15 of the following calendar year shall be due and payable on March 15 of the following calendar year, and (ii) all payments required to be made under Sections 5(C)(ii) and 5(D)(ii) hereof shall be made before the end of the calendar year following the calendar year of termination. In the event that the adjustments in timing of payments pursuant to this Section 5(K) shall result in Executive receiving money that would otherwise not be paid to Executive due to Executive obtaining Reasonable Alternate Employment as provided in the last paragraph of Section 5(C) after the acceleration in the payment thereof, Executive shall repay to the Company, as and when payments of Alternate Compensation are received by Executive, but not more frequently than monthly, an amount equal to the lesser of (1) the amount paid under Section 5(C)(i) that was accelerated and that is attributable to the period when Executive was engaged in Reasonable Alternate Employment, and (2) the amount of Alternate Compensation received by Executive on account of the Reasonable Alternate Employment.

(L) Partial Year Bonus. If Executive’s employment is terminated pursuant to any of Sections 5(C, D, E or F) after more than one-half (1/2) of the calendar year shall have transpired, the Company shall pay to the Executive at the time specified below the Fraction (hereinafter defined) times the portion of the Annual Cash Bonus based upon Executive’s salary and maximum bonus percentage at that time that is attributable to the performance of the Company as a whole, but not any portion thereof that is attributable to the performance of the Executive and/or a portion of the Company of which the Executive is a part. Notwithstanding the foregoing, if (i) Executive is subject to an alternate Performance-Based Plan, such as will be the case for 2007, and (ii) Executive’s employment is terminated pursuant to any of Sections 5(C, D, E or F) after more than one-half (1/2) of the calendar year shall have transpired, Executive shall be entitled to receive an Annual Cash Bonus based upon his individual performance in an amount equal to the Fraction times the bonus that would have been paid under Executive’s individual performance criteria for the full fiscal year. The numerator of the Fraction shall be the number of months (including any fractional month as a full month) that Executive was an employee of the Company during such calendar year, minus six (6), and the denominator of the Fraction shall be six (6). As an example, if the Executive’s employment with the Company is terminated in the first week of the tenth (10th) month, the Fraction shall be four-sixths (4/6), determined as follows: (x) ten (10) minus six (6), divided by (y) six (6). Any payment on account of a partial year bonus shall be made at the same time as payment is made to other executives of the Company under the Performance-Based Plan as stated in Section 2(B) or any alternate plan that is applicable to Executive in a particular year. If in connection with or following the termination of Executive’s employment the Company shall amend the Performance-Based Plan and the Executive is entitled to benefits under any of Section 5(C, D, E or F) hereof, the amount of the Annual Cash Bonus to be paid thereunder shall equal the amount determined under the Performance-Based Plan (or alternate plan that is applicable to Executive in a particular year) as the same existed prior to the amendment thereof. If the amount of Executive’s bonus determined hereunder prior to multiplying the same by the Fraction shall be greater than the Cap, the amount determined shall be reduced to the Cap and then multiplied by the Fraction. Any cash bonus payable under this Section 5(L) shall be paid concurrently with the payment of bonuses to the Corporation’s other executives, on or after March 16th of the calendar year following the year to which such bonus relates, but before the end of such calendar year.

6. Noncompetition Covenant. Executive acknowledges and agrees that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, Executive agrees that during the term of Executive’s employment by the Company and for a period of two (2) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries which represented four percent (4%) or more of the Company’s consolidated gross revenue in the quarter preceding Executive’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

7. Nonsolicitation.

(A) For a period commencing on the Effective Date and ending on the second (2nd) anniversary of the termination of the Executive’s employment, the Executive shall not directly or indirectly either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the business of the Company or its subsidiaries or officers or employees of the Company or its subsidiaries in existence from time to time during his employment with the Company.

(B) For a period commencing on the Effective Date and ending on the second (2nd) anniversary of the termination of the Executive’s employment, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries or joint venture entities, directors, officers or employees or damages the goodwill of the Company or its subsidiaries or joint venture entities, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries or joint venture entities.

8. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries or other information that the Company or its subsidiaries considers proprietary or confidential so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of the Company or as may be in the public domain through no fault of his or as may be required by law.

9. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiary’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

10. Remedies Upon Breach. The Executive agrees that any breach of Sections 6, 7, 8 and 9 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus, if the Company finally prevails with respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

11. Excise Taxes. Company and Executive acknowledge that certain payments to be made under this Agreement or in connection with stock options granted to Executive pursuant to the VS Parent, Inc. 2006 Stock Option Plan (the “Plan”) may be subject to section 409A of the

Internal Revenue Code of 1986, as amended (the “Code”), Section 280G of the Code, or other provisions of tax law which may impose penalties or excise taxes on certain types of compensation or payments made to Executive (collectively “Penalty Taxes”). During the period of employment and thereafter, the Company, in its sole discretion, may propose any amendments or changes to the terms of this Agreement or the Plan for the purpose of avoiding the imposition of any such Penalty Taxes. Executive shall fully cooperate with any such amendments or changes proposed by Company in order to avoid the imposition of any Penalty Taxes on any payments made to or received by Executive, including but not limited to requesting that Company’s shareholders approve the payment of any moneys due to Executive hereunder and/or under the Plan.

12. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an officer, director, agent or employee of the Company or is or was serving at the request of the Company as an officer, director, agent or employee of another corporation or other entity, he shall be indemnified by the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company.

13. Indemnification and Reimbursement of Payments on Behalf of Executive. The Executive shall be solely responsible for all applicable taxes imposed upon him as a result of any payment made to him by the Company, VSI, Parent or Holdings, including any such payments that are subject to withholding taxes. In the event the Company, VSI, Parent or Holdings is required to make any payment of such taxes, Executive shall indemnify the Company, VSI, Parent and Holdings for any amounts so paid (excluding any interest and penalties related thereto).

14. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 6 and 7 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope and do not unreasonably impair his ability to earn a living. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

15. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provisions thereof.

17. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.

18. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 18. No modification or waiver by the Company shall be effective without the express written consent of the Chief Executive Officer of Parent then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. Moreover, in the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause Executive or the Company to be subject to the provisions of Section 409A of the Code, as amended, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of Section 409A, provided that the Company shall act in a good faith to minimize the amount of any the reduction in any benefits or compensation paid to or received by Executive (including either the delay or acceleration in the payment thereof) in order to prevent the imposition of Section 409A from applying to such provision.

19. Entire Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive, including, without limitation, the offer letter dated December 5, 2006 setting forth the terms of Executive’s employment, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

20. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

21. Notices. Unless otherwise stated, all notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, or (iii)

delivered by overnight commercial courier, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company, VSI, Parent or Holdings:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention: Chief Executive Officer

with copies to:

Bear Stearns Merchant Banking

c/o Bear, Stearns & Co. Inc.

383 Madison Avenue, 40th Floor

New York, New York 10179

Attention: Richard L. Perkal

and

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, NJ 07047

Attention: General Counsel

If to the Executive: to the Executive’s last known address on the records of the Company

22. Survival of Obligations. The provisions of Sections 6, 7, 8 and 9 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company, Holdings and Parent and the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

23. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement or relating to Executive’s employment by the Company that cannot be resolved by the Executive and the Company shall be submitted to and resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted in Manhattan, New York. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER. Notwithstanding the foregoing, nothing in this Section 23 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 6, 7, 8 and 9 of this Agreement.

24. Use of the Term “Company”. The term Company as used herein shall mean Company, VSI, Parent and/or Holdings and any subsidiaries of Parent, Holdings, VSI or Company, unless the context shall dictate otherwise, and the obligations of Company, VSI, Parent and Holdings hereunder shall be joint and several.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VS HOLDINGS, INC.

By:	/s/ Thomas A. Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Thomas A. Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

VS DIRECT, INC.

By:	/s/ Thomas A. Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

VS PARENT, INC.

By:	/s/ Thomas A. Tolworthy
Name: Thomas Tolworthy
Title: Chief Executive Officer

LOUIS H. WEISS